Exhibit 7.1

News Release

Babcock & Wilcox Enterprises Announces Agreement to Exchange $73 Million of Secured Term Debt for Preferred Stock

- Exchange to significantly further reduce the Company’s secured debt and net leverage

- Company has reduced total secured debt by over $347 million in 2021

- Strongly positions Company to grow in all segments, including recently launched ClimateBrightTM technologies

(AKRON, Ohio – June 3, 2021) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced that on June 1, 2021 it entered into an agreement (the “Exchange Agreement”) with B. Riley Financial, Inc. (together with its affiliates, “B. Riley”) pursuant to which the Company (i) issued B. Riley 2,916,880 shares of the Company’s 7.75% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share and with a liquidation preference of $25.00 per share (the “Preferred Stock”), representing an exchange price of $25.00 per share plus accrued and unpaid dividends from May 7, 2021, and (ii) paid $850,171 in cash to B. Riley for accrued interest due, in exchange for a deemed prepayment of $73,330,152 of the Company’s existing term loans with B. Riley under the Company’s Amended and Restated Credit Agreement (the “Exchange”).

“B&W is gaining momentum as we continue our growth strategy. We have reduced our secured debt by $347 million, significantly improving and strengthening our balance sheet, which is important to our customers, our employees and our shareholders,” said B&W Chairman and Chief Executive Officer Kenneth Young. “Our balance sheet is now a strength for us as we aggressively compete across all our business segments, including investing in our ClimateBrightTM decarbonization technologies and potential acquisitions.”

“We continue to see new opportunities globally for both organic and inorganic growth of our renewable and environmental technologies, including waste-to-energy, hydrogen production and carbon capture technologies, as well as opportunities within the thermal services sector with the potential to achieve immediate synergies and higher margins,” Young said. “We are focused on leveraging the strength of our experienced management team, improved balance sheet and robust pipeline to increase shareholder value while driving a worldwide industrial transformation to a green environmental future.”

The shares of Preferred Stock issued to B. Riley in the Exchange were offered pursuant to the exemption from registration under the Securities Act in Rule 506 of Regulation D under Section 4(a)(2) thereof.

The Preferred Stock trades on the NYSE under the symbol “BW PRA”.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the Company's private and public offerings of Preferred Stock and intended use of net proceeds and opportunities for future growth of renewable and environmental technologies. Factors that could cause such actual results to differ materially from those contemplated or implied by such forward-looking statements include, without limitation, the risks associated with the unpredictable and ongoing impact of the COVID-19 pandemic and other risks described from time to time in the Company's periodic filings with the SEC, including, without limitation, the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 8, 2021, under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (as applicable) and the prospectus supplement related to the offering of the Preferred Stock. These factors should be considered carefully, and the Company cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About Babcock & Wilcox Enterprises
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets.

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Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com